SECURITIES AND EXCHANGE COMMISSION


                           Washington, D. C. 20549


                                  FORM  8-K


                                CURRENT REPORT




                     Pursuant to Section 13 or 15 (d) of
                     the Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported) February 13, 1995
                                                     -----------------


                           20th Century Industries
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            (Exact name of registrant as specified in its charter)


                                  CALIFORNIA
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                (State or other jurisdiction of incorporation)


               0-6964                             95-1935264
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     (Commission File Number)           (IRS Employer Identification No.)


         6301 Owensmouth Avenue, Suite 700, Woodland Hills, CA  91367
    ----------------------------------------------------------------------
                   (Address of principal executive offices)


    Registrant's telephone number, including area code ( 818 )  704 - 3700
    ----------------------------------------------------------------------


       (Former name or address, if changed since last report)     NONE
    ----------------------------------------------------------------------

    Item 5     Other Events



       On February 13, 1995, the Registrant issued the attached News Release announcing 20th Century Industries 1994 financial results including Proposition 103 settlement and an increase to the company's earthquake claim reserves.

                           SIGNATURES
                           ----------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   20TH CENTURY INDUSTRIES

Date:  February 17, 1995           by John R. Bollington
                                   -----------------------
                                   Secretary, Senior Vice President
                                   and General Counsel


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     20th Century Industries

- -----------------------------------------------------------------------------
     NEWS
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                                             Jeanne Ouellette or
                                             Rob Williams at 213/629-4974

                                             Company contact: Rick Dinon
                                             or Ric Hill at 818/704-3595


FOR IMMEDIATE RELEASE                             February 13, 1995


    20TH CENTURY INDUSTRIES ANNOUNCES 1994 FINANCIAL RESULTS

(WOODLAND HILLS, CA) -- 20th Century Industries (NYSE: TW), the Woodland Hills-based insurance holding company, today reported a net loss for the year ended December 31, 1994, of $ 498.0 million, or $ 9.69 per share, on revenues of $ 1.1 billion. Earnings for 1993 were $ 112.6 million, or $ 2.19 per share, on revenues of $1.1 billion.

Excluding the effect of the January 17, 1994, Northridge earthquake, including additional cost of catastrophe reinsurance, realized gains, bank interest and Proposition 103, operating pre-tax earnings were $ 107.6 million, or $ 2.10 per share, vs. $ 113.7 million and $ 2.21 per share in 1993.

The company reported a loss for the fourth quarter ended December 31, 1994, of $ 48.7 million, or $ 0.95 per share, on revenues of $ 275.3 million. The corresponding figures for fourth quarter 1993 were a profit of $ 22.8 million, or $ 0.44 per share, on revenues of $ 286.5 million.

Results for the quarter include a  reduction of $ 44 million in  the Proposition
103 liability under the terms of the settlement reached with California Insurance Commissioner Quackenbush announced on January 27, 1995. The benefit was offset by a $ 40 million increase to the company's earthquake claim reserves. The order also calls for payment of $ 46 million in refunds to customers insured between November 8, 1988, and November 7, 1989, and payment of an additional $ 32 million (both fully reserved for as of December 31, 1994) unless earthquake claims exceed $ 950 million. In that event, the $ 32 million may be used to pay earthquake claims and expenses.


                            - more -


           6301 Owensmouth Avenue | Woodland Hills, California 91367

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20TH CENTURY INDUSTRIES
Add One

The effects of the Northridge earthquake include claims for automobile damage in excess of $ 20 million, as well as homeowner claims covered without specific earthquake coverage of $ 20 million. Expenses for contract adjusting services and other specialists during the year reached approximately $ 50 million. As of December 31, 1994, paid earthquake claims and expense totalled $ 785.4 million, and reserves total $ 154.5 million.

In addition to the earthquake claims and expenses, $ 50.5 million in reinsurance premiums were expended in 1994 for reinstating and increasing the company's catastrophe reinsurance program. In comparison, the company's reinsurance cost in 1993 was $ 12 million.

The effect on earnings per share of the net incurred earthquake losses and loss adjustment expenses plus additional reinsurance premiums was a reduction of approximately $ 11.50.

Other 1994 financial notes include:

          Net  premiums  written  in   1994  remained  constant  with   1993  at
          approximately $ 1.0 billion. Net premiums written in the fourth quarter were $ 253.2 million, down from $ 261.9 million in the same period last year. The net premiums written for 1994 includes a reduction for additional reinsurance costs incurred during 1994.

          Net investment income was $ 84.8 million for the year and $ 20.0 million for the quarter, compared to $ 97.6 million and $ 24.8 million respectively in 1993. Invested assets at year-end 1994 were $ 942.2 million compared to $ 1.4 billion in 1993. Invested assets do not include cash and cash equivalents which totalled $ 249.8 million at year-end 1994, compared to $ 17.9 million a year ago.

          Realized pre-tax investment gains for 1994 were $ 61.6 million, or $1.20 per share, compared to $ 16.7 million, or $ 0.33 per share, a year ago. Gains for the fourth quarter were four thousand dollars, or nil per share, compared to $ 4.0 million and $ 0.08 per share for the fourth quarter 1993.

          Stockholders' equity was $ 317.9 million on December 31, 1994, compared to $ 655.2 million a year ago.

          Total assets were $ 1.70 billion, compared to $ 1.65 billion a year ago.


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20TH CENTURY INDUSTRIES
Add Two



          Book value per share was $ 6.18 at year-end 1994, compared to $ 12.74 on December 31, 1993.

          1994 results reflect a contribution to capital of $ 216 million from American International Group (NYSE: AIG) in exchange for preferred stock and warrants, and a $ 160 million contribution under a $ 175 million bank credit agreement by First Chicago and Union Bank.

          The combined ratio on a statutory basis was 152.4 for the fourth quarter of 1994 and 182.9 for the year.

          Total homeowner earthquake exposure decreased approximately 51 percent in 1994. The company's earthquake endorsements will totally expire at the end of July, 1995.

          The number of automobiles, homes, condominiums and excess liability policies underwritten by the insurance subsidiaries totaled 1,349,844, compared to 1,375,232 a year ago, a decrease of 1.9 percent.

During 1994, the company was granted rate increases for automobile and homeowner insurance. The average automobile insurance rate increase of six percent, which took effect on October 7, 1994, will be fully earned after 12 months. The August 1, 1994, homeowner insurance rate increase, which averages 17.1 percent, will be fully earned after 24 months.

"20th Century overcame tremendous difficulties and challenges in 1994, and we are looking forward to moving ahead in 1995," said Neil H. Ashley, chief executive officer of 20th Century Industries. "With Proposition 103 finally behind us, a responsible regulatory environment in place and the opportunity for joint ventures with American International Group on the horizon, 20th Century is enjoying a renewal of spirit unlike any in our history. Because of the tremendous opportunity for market share growth in California and the resumption of our marketing efforts, we anticipate an increase in our automobile business of 7.5 percent in 1995. In addition, the possibility of expansion into other western states will allow us to capitalize on our name recognition as a low-cost, high-quality provider and serve the growing communities outside of California. We are truly entering a new era for the company."



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20TH CENTURY INDUSTRIES
Add Three


20th Century Industries is a publicly-held company traded on the New York Stock Exchange under the trading symbol TW. Wholly-owned subsidiaries are 20th Century Insurance Company, which markets automobile and excess liability insurance, and 21st Century Casualty Company, which markets automobile insurance.

Both insurance subsidiaries sell directly to consumers without agents. 20th Century Industries and subsidiaries' offices are located at 6301 Owensmouth Avenue, Woodland Hills, CA 91367; 818-704-3514.

                              # # #

       Note:  Condensed Financial Statements Are Attached

            20TH CENTURY INDUSTRIES AND SUBSIDIARIES
                  CONDENSED FINANCIAL STATEMENT


For the Fourth Quarter Ended December 31:


                                           1994          1993
- -----------------------------------------------------------------
                        (amounts in thousands, except share data)
Premiums Written --

Direct                                  $ 266,962       $ 265,798

Net                                       253,154         261,870

Premiums Earned                           256,194         257,880

Operating Loss and Other                  (98,327)         (4,621)

Net Investment Income                      19,996          24,762

Income (Loss) Before Tax                  (78,327)         24,129

Net Income (Loss)                         (48,653)         22,789



Operating Earnings (Loss) Per Common Share($ 0.95)         $ 0.39

Earnings (Loss) Per Common Share          ($ 0.95)         $ 0.44

Weighted Average Number of Shares       51,367,892     51,414,310

            20TH CENTURY INDUSTRIES AND SUBSIDIARIES
                  CONDENSED FINANCIAL STATEMENT



For the Twelve Months Ended December 31:



                                            1994          1993
- -----------------------------------------------------------------
                        (amounts in thousands, except share data)
Premiums Written --

Direct                                  $ 1,078,663   $ 1,033,895

Net                                       1,019,737     1,021,902

Premiums Earned                           1,021,003       989,712

Operating Profit (Loss)                    (932,422)       12,643

Net Investment Income                        84,761        97,574

Income (Loss) Before Tax and Cumulative
  Effect of Accounting Change for
  Income Taxes                             (786,107)      126,946

Income (Loss) Before Cumulative Effect
  of Accounting Change for Income Taxes    (498,020)      108,596

Net Income (Loss)                          (498,020)      112,555



Operating Earnings (Loss) Per Common Share ($ 10.47)       $ 1.90

Earnings (Loss) Per Common Share           ($  9.69)    *  $ 2.19

Weighted Average Number of Shares         51,387,120   51,411,968

* Includes $ .08 from the cumulative effect of accounting change for income taxes due to the implementation of FASB 109 "Accounting for Income Taxes."